Exhibit 99.1

STONEMOR INC. ANNOUNCES RECEIPT OF LETTER INVITING

DISCUSSIONS REGARDING STRATEGIC ALTERNATIVES

BENSALEM, PA – September 27, 2021 – StoneMor Inc. (NYSE: STON) (“StoneMor” or the “Company”), a leading owner and operator of cemeteries and funeral homes, announced today that its board of directors (the “Board”) has received a letter (the “Letter”), dated September 22, 2021, from Axar Capital Management, LP (“Axar”) in which Axar expressed an interest in pursuing discussions concerning strategic alternatives that may be beneficial to the Company and its various stakeholders.

Axar currently owns approximately 75% of the Company’s outstanding common stock. Axar has engaged Schulte Roth & Zabel LLP as its legal advisor and stated in the Letter that it would engage a financial advisor at the appropriate time. According to the Letter, Axar expects that any such discussions would be conducted with a special committee of the Board, assisted by financial and legal advisors it engages. The Letter also stated that any transaction involving Axar arising from such discussions would be conditioned upon, among other things, approval of the special committee and the Board, the negotiation and execution of mutually satisfactory definitive agreements and customary terms. The Letter also stated that any transaction structured as a take-private transaction would be subject to a closing condition that the approval of holders of a majority of the outstanding shares not owned by Axar or its affiliates be obtained. A copy of the Letter is attached hereto as Annex A.

On September 26, 2021, the Board authorized its Conflicts Committee, which is comprised of independent directors Stephen J. Negrotti, Kevin Patrick and Patricia Wellenbach, to engage in the discussions contemplated by the Letter, including the authority to engage in discussions concerning and to negotiate the terms and provisions of any strategic alternative the Conflicts Committee determines to be appropriate in connection with such discussions. Under its charter, the Conflicts Committee has the authority to reject, approve or recommend that the Board approve any transaction that is a related party transaction, which would include any transaction to which Axar is a party. The Conflicts Committee intends to retain independent legal and financial advisors to assist in such discussions.

The Board cautions the Company’s stockholders and others considering trading in the Company’s securities that the discussions contemplated by the Letter have not commenced, and there can be no assurance that any transaction will result from such discussions. The Company does not undertake any obligation to provide any updates with respect to these matters, except as required under applicable law.

About StoneMor Inc.

StoneMor Inc., headquartered in Bensalem, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 301 cemeteries and 70 funeral homes in 24 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding actions of the Conflicts Committee, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. Such risks and uncertainties include the risk that the discussions between Axar and the Conflicts Committee do not result in a decision to proceed with any strategic alternative, that an agreement with respect any transaction that is considered will not be executed and that any transactions contemplated by any such agreement that may be executed will not be consummated. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

CONTACT:	Investor Relations
StoneMor Inc.
(215) 826-4438

ANNEX A

AXAR CAPITAL MANAGEMENT, LP

915 Broadway, Suite 502

New York, NY 10010

September 22, 2021

Board of Directors

StoneMor Inc.

3331 Street Rd Suite 200

Bensalem, PA 19020

Ladies and Gentlemen:

As you are aware, Axar Capital Management, LP (“Axar” or “we”) owns approximately 75% of the outstanding common stock of StoneMor Inc. (the “Company”).

We are interested in pursuing discussions concerning strategic alternatives that may be beneficial for the Company and its various stakeholders. We would expect any such discussions would be conducted with a special committee of independent directors (a “Special Committee”) established by the Board of Directors of the Company (the “Board”), assisted by independent financial and legal advisors retained by the Special Committee.

Any potential transaction involving Axar would be subject to approval of the Special Committee and the Board, the negotiation and execution of mutually satisfactory transaction agreement and customary terms. Any potential transaction structured as a take-private transaction would also be subject to a customary closing condition that the approval of holders of a majority of the outstanding common stock not owned by Axar or its affiliates be obtained.

We have engaged Schulte Roth & Zabel LLP as our legal advisor and would, at the appropriate time, engage a financial advisor. We and our advisors look forward to working with the Special Committee and its advisors in connection with this discussion.

Should you have any questions, please do not hesitate to contact us or our advisors.

Very truly yours,

AXAR CAPITAL MANAGEMENT, LP

By: Axar GP, LLC, its General Partner

By:	/s/ Andrew M. Axelrod
Name: Andrew Axelrod
Title: Sole Member